Execution Version

PARTICIPATION AGREEMENT

by and between

Gastar Exploration USA, Inc.

and

Atinum Marcellus I LLC

Dated [_____________], 2010

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Form of Assignment
Exhibit B	Form of Joint Operating Agreement
Exhibit C-1	Form of Memorandum (PA)
Exhibit C-2	Form of Memorandum (WV)
Exhibit D	Development Plan
Exhibit E	Tax Partnership Exhibit

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PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (this “Agreement”) dated [__________], 2010 (the “Effective Date”) is by and between Gastar Exploration USA, Inc., a Michigan corporation (“Gastar”) and Atinum Marcellus I LLC, a Delaware limited liability company (“Participant”).  Gastar and Participant shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of September 21, 2010, by and between Gastar and Participant (the “Purchase Agreement”), Gastar sold and conveyed to Participant, and Participant purchased and acquired from Gastar, concurrently with the execution of this Agreement, the Conveyed Interests (as defined below), representing an undivided 50% (3/14ths to be increased to 50% in accordance with the Conveyances (as defined in the Purchase Agreement) in the case of the Conveyed Interests that are not Producing Interests) in the Assets (as defined below) held by Gastar, and the Parties acknowledge and agree that the transactions contemplated by the Purchase Agreement are integral to the transactions contemplated by, and the rights and obligations of the Parties under, this Agreement and the Transaction Documents (as defined below);

WHEREAS, the Parties desire to participate together in the exploration and development of the Joint Interests (as defined below) and certain other Hydrocarbon Interests (as defined below) in a coordinated manner; and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to such arrangement in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gastar and Participant agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1        Definitions.  The respective terms defined in this Section 1.1, when used in this Agreement, have the respective meanings specified herein:

“Acquired Interests” has the meaning set forth in Section 5.1(e).

“Acquiring Party” has the meaning set forth in Section 5.1(a).

“Acquisition Notice” has the meaning set forth in Section 5.1(b).

“Additional Acreage” has the meaning set forth in Section 5.2(a).

“Additional Acreage Notice” has the meaning set forth in Section 5.2(b).

“Additional AMI” means lands located within the State of West Virginia or the Commonwealth of Pennsylvania outside of the Initial AMI, to all depths.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the first Person.

“Agreement” has the meaning set forth in the preamble.

“AMI” means (i) with respect to lands acquired on or prior to June 30, 2011, the Initial AMI and (ii) with respect to lands acquired after June 30, 2011, the Initial AMI and the Additional AMI.

“AMI Acreage” has the meaning set forth in Section 5.1(b).

“AMI Termination Date” is the fifth anniversary of the Effective Date.

“Assets” has the meaning set forth in the Purchase Agreement.

“Budget” has the meaning set forth in Section 4.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Houston, Texas or the Republic of Korea are authorized or required by Law to close.

“Buyer Parent” means The Kerr Global Frontier Private Overseas Resources Development Special Asset Fund[1](Equity).

“Confidential Data” has the meaning set forth in Section 8.11(a).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Conveyed Interests” has the meaning set forth in the Purchase Agreement.

“Development Operation” means any operation undertaken pursuant to any JOA and conducted in accordance with this Agreement and the Development Plan.

“Development Plan” has the meaning set forth in Section 3.2.

“Direct Overhead Costs” means overhead costs and expenses incurred by Gastar in connection with Development Operations in accordance with the Development Plan.

“Dispute” has the meaning set forth in Section 8.10(b).

“Drilling Carry Balance” means, as of any time, the remainder (but not less than $0) of the Drilling Carry Cap minus the aggregate amount of Specified Carry Costs as of that time.

“Drilling Carry Cap” means an amount equal to $40,000,000.00; provided, however, that (a) the Drilling Carry Cap shall be increased as provided in Section 5.2(d), (b) if the Net Title Adjustment Amount (as defined in the Purchase Agreement for purposes of this Agreement) is a positive amount greater than $1,050,000, then the Drilling Carry Cap shall be increased by an amount equal to the product of (i) 4/3 and (ii) the amount of the Net Title Adjustment Amount in excess of $1,050,000, and (c) if the Net Title Adjustment Amount is a negative amount the absolute value of which is greater than $1,050,000, then the Drilling Carry Cap shall be reduced by an amount equal to the product of (i) 4/3 and (ii) the absolute value of the amount of the Net Title Adjustment Amount in excess of $1,050,000.

“Drilling Carry Obligation” has the meaning set forth in Section 3.1(a).

“Drilling Carry Period” has the meaning set forth in Section 3.1(a).

“Drilling Carry Pledged Interests” has the meaning set forth in Section 3.5(a).

“Drilling Carry Termination Date” means, subject to Section 3.4, the earlier to occur of:

(a)           the first date on which the aggregate Specified Carry Costs equals the Drilling Carry Cap; and

(b)           the date that is 45 months after the Effective Date.

“Drilling Unit” means the area fixed for the drilling of one well by order or rule of any state or federal body having authority to make such order or rule.  If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit will have the size and shape as reasonably determined by the operator for such Drilling Unit.

“Effective Date” has the meaning set forth in the preamble.

“Eligible JOA Costs” means all costs incurred with respect to the Joint Interests under any JOA in the nature of capital expenditures associated with maintenance, development and operations on or in connection with any Joint Interests or well, including third-party title review or examination, permitting, drilling, completion and infrastructure costs, reclamation and related costs and capital expenditures for infrastructure required for gathering and treating, but excluding all geotechnical, geophysical seismic and similar costs, taxes, all costs incurred in the acquisition of acreage, all costs of lease maintenance, renewals and extensions, all operating expenditures, all overhead charges, and general and administrative expenses.

“Fee Interests” has the meaning set forth in the Purchase Agreement.

“Form JOA” means a joint operating agreement, in the form attached to this Agreement as Exhibit B, to be executed by the Parties, which, in conjunction with this Agreement, shall govern operations on the Joint Interests as between the Parties.

“Form of Assignment” means an assignment be in substantially the same form as that attached to this Agreement as Exhibit A.

“Fully Earned Working Interest Share” means the product of (a) the aggregate Working Interests owned by Gastar and Participant multiplied by (b) 50% for Gastar and 50% for Participant out of the aggregate.

“Gastar” has the meaning set forth in the preamble.

“Gastar Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 28, 2009, by and between Gastar, Amegy Bank National Association, as Administrative Agent and other signatories thereto.

“Gastar Interests” has the meaning set forth in Section 6.1(b)(i).

“Gastar Parent” means Gastar Exploration Ltd., an Alberta corporation.

“Gastar Working Interest” has the meaning set forth in Section 2.1.

“Gastar Persons” has the meaning set forth in Section 5.1(a).

“Gastar Producing Well Interest” has the meaning set forth in Section 2.1.

“Gastar Production” has the meaning set forth in Section 4.6(a).

“Governmental Authority” means any foreign, federal, state, regional, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any arbitrator or tribal authority having or asserting jurisdiction.

“Hydrocarbon Interests” means interests in, and rights with respect to, Hydrocarbons, the Fee Interests and Leases, together with any and all other rights, titles and interests in and to any pooled acreage, communitized acreage or units arising on account of the Leases or Fee Interests having been pooled, communitized or unitized into such units, including any arrangement by which the consideration to acquire a Lease is paid at the time of signing of such Lease but such Lease becomes effective only after expiration or termination of an existing lease.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination of the foregoing, and any minerals produced in association therewith.

“ICC” has the meaning set forth in Section 8.10(b).

“ICC Court” has the meaning set forth in Section 8.10(c).

“ICC Rules” has the meaning set forth in Section 8.10(b).

“Initial AMI” means (i) the entire States of New York and Ohio to all depths beneath the surface of the lands in those states, (ii) Doddridge, Harrison, Lewis, Marion, Marshall, Monongalia, Pleasants, Tyler and Wetzel Counties, in the State of West Virginia, to all depths beneath the surface of the lands in those counties, (iii) Butler, Cambria, Clarion, Clearfield, Fayette, Greene, Jefferson, Potter and Somerset Counties in the Commonwealth of Pennsylvania, to all depths beneath the surface of the lands in those counties and (iv) all lands in counties not listed in clauses (ii) and (iii) to the extent and only to the extent that such lands are within 2 miles of the Subject Leases or Fee Interests, to all depths beneath the surface of such lands.

“JOAs” means, collectively, the Form JOAs and all Third Party JOAs, and “JOA” means any of them, as applicable.

“Joint Interests” means all right, title and interest of the Parties to Hydrocarbon Interests to the extent located within the AMI or acquired under Article V in which both Parties hold an interest (and lands pooled or unitized therewith) including (a) interests acquired pursuant to the Purchase Agreement and (b) interests acquired after the Effective Date and made subject to this Agreement.

“Law” means all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Authority, including the common or civil law of any foreign or domestic Governmental Authority.

“Lease” has the meaning set forth in the Purchase Agreement.

“Lease Acquisition Costs” shall mean all (a) direct costs paid or payable to lessors or sellers incurred in acquiring AMI Acreage including cash bonus consideration (including bonuses paid for interests acquired by compulsory pooling, communitization or unitization) and (b) broker’s fees, recording fees, title examination expense, legal expense, title curative costs, land costs, drafting and other costs reasonably incurred and paid or payable to third parties in connection with AMI Acreage.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, supplemental environmental projects, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise.

“Memorandum” means that certain Memorandum of Participation Agreement, Leasehold Mortgage, Security Agreement, Financing Statement, Fixture Filing and As Extracted Mineral Filing, in the form of Exhibit C-1, and that certain Memorandum of Participation Agreement, Leasehold Deed Of Trust, Security Agreement, Financing Statement, Fixture Filing and As Extracted Mineral Filing, in the form of Exhibit C-2, in each case, to be executed on the Effective Date by the Parties and in sufficient counterparts to allow for recording, and to evidence the releases contemplated by Section 3.6(a) and filed against the Joint Interests to evidence the Parties respective rights and obligations under this Agreement.

“Net Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Gastar’s Working Interest in that lease; provided that if items (b) and/or (c) vary as to different areas of the lands (including depths) covered by that Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Non-Acquiring Party” has the meaning set forth in Section 5.1(b).

“Non-Consenting Party” has the meaning set forth in the Form JOA.

“Participant” has the meaning set forth in the preamble.

“Participant Carry Costs” means, with respect to the drilling and completion of any well, the sum of (a) 75% of Gastar’s Fully Earned Working Interest Share of the Eligible JOA Costs for the drilling and completion of that well not exceeding 125% of the amount of Eligible JOA Costs under the initial authority for expenditure or similar estimate or assessment for the drilling and completion of that well, plus (b) the product of (i) the Eligible JOA Costs for the drilling and completion of that well multiplied by (ii) the remainder of the Participant’s Fully Earned Working Interest Share minus the Participant’s Working Interest Share with respect to that well.

“Participant Interests” has the meaning set forth in Section 6.1(a)(i).

“Participant Working Interest” has the meaning set forth in Section 2.1.

“Participant Persons” has the meaning set forth in Section 5.1(a).

“Participant Producing Well Interest” has the meaning set forth in Section 2.1.

“Participant Production” has the meaning set forth in Section 4.6(a).

“Party” or “Parties” has the meaning set forth in the preamble.

“Payment Date” has the meaning set forth in Section 5.1(e).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Producing Interest” means the following: (a) each well listed on Exhibit A to the Purchase Agreement, (b) the Drilling Unit or Lease related to such well, (c) all Hydrocarbons produced from such well and (d) all other interests of Gastar in such well or such Drilling Unit, in each case of (a), (b), (c) and (d), limited to those assets and interests to the extent relating to depths above the Marcellus formation, except for the James Yoho #1 Well described in Schedule 4.20 of the Purchase Agreement which will include the associated assets and interests to all depths and (e) the Fee Interests.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in the Purchase Agreement.

“Representatives” means, as to any Party, the employees, directors, officers, advisors, consultants, agents, or representatives.

“Specified Carry Costs” means, as of any time, the aggregate amount of Participant Carry Costs described in clause (a) of the definition of that term that Participant has paid as of that time.

“Specified Rate” means, for any day, an amount (but not to exceed the maximum rate permitted by applicable law) equal to 3% over the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing under “Key Rates” on www.bloomberg.com/markets (or on any successor or substitute quotation of such service) as “Current 1-Month LIBOR” as of the close of the market on the first Business Day of the calendar month in which that day occurs.

“Subject Lease” has the meaning set forth in the Purchase Agreement.

“Tax Partnership” has the meaning set forth in Section 8.4(a).

“Tax Partnership Exhibit” means Exhibit E to this Agreement.

“Tax Purposes” has the meaning set forth in Section 8.4(a).

“Third Party JOA” has the meaning set forth in Section 4.1(a).

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Transfer” has the meaning set forth in Section 6.1(a)(i).

“Unpaid Amount” has the meaning set forth in Section 3.4.

“Vesting Point” means, with respect to any well, the earliest to occur of (a) the date of the completion of such well, (b) the first date of sales from such well and (c) the date drilling of such well is abandoned.

“Working Interest” means the interest in and to a Lease or Fee Interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Fee Interest, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

“Working Interest Share” means, with respect to a Party and a Joint Interest, the aggregate percentage Working Interests in that Joint Interest held by that Party and its Affiliates.  A Party’s Working Interest Share in one or more Joint Interests may be adjusted from time to time in accordance with this Agreement and any JOA.  As of the Effective Date, the Working Interest Share of Gastar is equal to the Gastar Working Interest, and the Working Interest Share of Participant is equal to the Participant Working Interest, in each case computed out of the total Working Interest attributable to the Joint Interests.

Section 1.2          Terms Generally; Rules of Construction.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to that agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on amendments, supplements or modifications set forth in the Transaction Documents), (b) any reference to any Law shall be construed as referring to that Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference to any Person shall be construed to include that Person’s successors and assigns (without limiting the restrictions contained in the Transaction Documents), (d) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (e) any reference herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement.  No provision of this Agreement or any other Transaction Document shall be interpreted or construed against any Person solely because that Person or its legal representative drafted that provision.

ARTICLE II
NATURE OF JOINT DEVELOPMENT; SCOPE AND COSTS

Section 2.1        Scope.  This Agreement governs, among other things, the respective rights and obligations of the Parties with respect to the funding, development and operation of the Joint Interests.  As of the Effective Date, (a) Gastar owns an undivided 50% interest in the Producing Interests (“Gastar Producing Well Interest”) and Participant owns an undivided 50% interest in the Producing Interests (“Participant Producing Well Interest”) and (b) Gastar owns an undivided 11/14ths interest in the Assets other than the Producing Interests (collectively with the Gastar Producing Well Interest, the “Gastar Working Interest”), and Participant owns an undivided 3/14ths interest in the Assets other than the Producing Interests (collectively with the Participant Producing Well Interest, the “Participant Working Interest”).  Except as set forth in Article III or the other provisions of this Agreement, each Party shall pay and be responsible for its Working Interest Share of all costs incurred from and after the Effective Date in accordance with, and subject to, the terms and conditions of, the JOAs.  If either Party assigns, sells, transfers, or conveys all or a portion of its Working Interest Share in accordance with the provisions of this Agreement, the Working Interest Shares shall be adjusted accordingly.

Section 2.2         Audit of Accounts.  Participant shall have the right to audit Gastar’s accounts with respect to Participant Carry Costs and Direct Overhead Costs in accordance with, and subject to the terms and conditions of, the JOAs.

Section 2.3          Lease Maintenance and Renewal Payments.  During the Drilling Carry Period, each Party shall be responsible for its Fully Earned Working Interest Share of all delay rentals, shut-in or minimum royalty payments and any other lease payments necessary to renew, maintain or extend the Joint Interests and, after Drilling Carry Period, each Party shall be responsible for its Working Interest Share of all delay rentals, shut-in or minimum royalty payments and any other lease payments necessary to renew, maintain or extend the Joint Interests; provided, however, that, subject to the foregoing, Gastar will make a diligent effort to pay, promptly and timely, for and on behalf of the Parties, each delay rental, shut-in payment, minimum royalty and any other lease renewal or maintenance payment for the Joint Interests, and provided, further, however, that, Gastar may determine, in its reasonable discretion, not to renew, maintain or extend any such Joint Interest.  Gastar will not be liable to Participant for any act or omission pertaining to the performance of its obligations under this Section 2.3, Section 2.4 or Section 2.5 or any loss resulting from such act or omission unless such act or omission constitutes gross negligence or willful misconduct by Gastar.  Gastar may invoice Participant up to 60 days prior to the date any delay rental, shut-in payment, minimum royalty or any other lease maintenance or renewal payment shall become due, and Participant shall pay any such invoice within 15 days of receipt.  Gastar shall promptly refund to Participant any excess amounts paid by Participant pursuant to any such invoice.

Section 2.4         Renewal and Extension of Leases by Drilling.  If Gastar determines not to renew or extend any Joint Interest pursuant to Section 2.3, Gastar will provide Participant with no less than 60 days’ (to the extent reasonably possible) notice of such determination in writing prior to the expiration of such Joint Interest, and Participant will have the right to enter into new arrangements with the applicable lessor to become solely responsible with respect to such Joint Interest.  Thereafter, notwithstanding anything contained in this Agreement to the contrary, such Joint Interest shall be deemed to be excluded from the terms and conditions of this Agreement.

Section 2.5         Shared Cost of Renewals, Extensions and Re-acquisitions.  In Gastar’s reasonable discretion, if any Subject Lease acquired as part of the Assets expires, or with respect to which an option to extend has expired, then Gastar shall, to the extent reasonably practicable, take any one of the following actions on behalf of and at the expense of itself and Participant: (a) renew the Subject Lease, (b) lease the lands covered by the Subject Lease under a new Lease, in which case Gastar shall promptly assign to Participant (at no further cost to Participant, except as provided in Section 2.3 or this Section 2.5) Participant’s Working Interest Share in such Lease pursuant to a form of assignment reasonably acceptable to the Parties, or (c) extend the term of the Subject Lease.  Gastar may invoice Participant up to 60 days prior to the date any such costs shall become due, and Participant shall pay any such invoice within 15 days of receipt.  Gastar shall promptly refund to Participant any excess amounts paid by Participant pursuant to any such invoice.  The provisions of Article V shall not apply to any leases contemplated by clause (b) of this Section 2.5.

Section 2.6         Reasonable Efforts.  Without limiting Gastar’s obligations, if any, as operator under any JOA, during the term of this Agreement, each Party will use reasonable efforts to execute the Development Operations contemplated by this Agreement in accordance with the terms of this Agreement.

ARTICLE III
DRILLING CARRY PROGRAM

Section 3.1          Drilling Carry Obligation.

(a)        In addition to paying for its Working Interest Share of any costs under a JOA, following the Effective Date until the Drilling Carry Termination Date (the “Drilling Carry Period”), Participant will pay, on behalf of Gastar, the Participant Carry Costs (such obligation to pay, the “Drilling Carry Obligation”), in the aggregate, up to an amount such that the aggregate Specified Carry Costs equals the Drilling Carry Cap.

(b)        Participant will pay the Drilling Carry Obligation in the same manner and at the same time it pays its own Working Interest Share of costs pursuant to a JOA.  Gastar will maintain an accurate record of the Participant Carry Costs paid by Participant and applied toward the Drilling Carry Obligation and will provide Participant with a monthly statement reflecting (i) all such Participant Carry Costs paid for such month, (ii) all Participant Carry Costs paid since the Effective Date and (iii) the Drilling Carry Balance.  Participant shall be entitled to exercise all rights available to it under the JOA to audit the accounts of the operator thereunder with respect to such payments.

Section 3.2          Development Plan During Drilling Carry Period.  Gastar and Participant have agreed to a development plan through the end of the calendar year of 2013 designed to facilitate the full utilization of the Drilling Carry Obligation (the “Development Plan”), which is attached as Exhibit D and may be revised only as provided in Section 3.3.  Subject to its obligations, if any, as operator to any non-Affiliated third party under any Third Party JOA and the force majeure provisions in the JOAs, Gastar shall conduct all operations on the Assets in accordance with the Development Plan if applicable.

Section 3.3          Changes to Development Plan.  Any change to the Development Plan will require the written approval of both Parties.

Section 3.4       Termination of Drilling Carry Obligation.  Notwithstanding any provision of this Agreement to the contrary, if upon the occurrence of the Drilling Carry Termination Date, the amount of the Specified Carry Costs for any reason is less than the Drilling Carry Cap, the Drilling Carry Obligation shall terminate and Participant shall have no further obligation with respect thereto; provided, however, that if any Participant Carry Cost properly charged to Participant under this Agreement prior to the occurrence of the earlier of the events described in clauses (a) and (b) of the definition of Drilling Carry Termination Date remains unpaid by Participant (the “Unpaid Amount”), the Drilling Carry Termination Date shall not occur pursuant to clause (b) of the definition of Drilling Carry Termination Date until such amount and any additional Unpaid Amounts are satisfied.

Section 3.5          Drilling Carry Pledged Interests.

(a)         Participant grants to Gastar (i) a first priority lien upon and security interest in Participant’s Working Interest Share in the Joint Interests which Participant now owns or hereafter acquires other than the Producing Interests and AMI Acreage and (ii) a first priority lien on and security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection with Participant’s Working Interest Share in such Joint Interests (the properties and other assets referred to in clauses (i) and (ii) upon which such lien and security interests are granted are referred to herein as the “Drilling Carry Pledged Interests”), in each case to secure payment of the Drilling Carry Obligation and payment of all reasonable and documented costs and expenses (including attorney fees) incurred by Gastar and its Affiliates in connection with the enforcement of the Drilling Carry Obligation.  Except with respect to the Producing Interests and AMI Acreage, such lien upon and security interests in the Drilling Carry Pledged Interests granted by Participant shall include (A) Participant’s Hydrocarbon Interests comprising Joint Interests now owned or hereafter acquired or otherwise becoming subject to this Agreement, (B) the Hydrocarbons when extracted therefrom (including any lien thereon in favor of Participant pursuant to the provisions of Section 9.343 of the Uniform Commercial Code to the extent Participant is permitted pursuant to applicable Law to assign any such lien) and equipment situated thereon or used or obtained for use in connection therewith (including all wells, tools, and tubular goods), (C) the revenues and proceeds now and hereafter attributable to such Hydrocarbon Interests, including the Hydrocarbons and all products obtained or processed therefrom, and all payments in lieu, such as “take or pay” payments or settlements, (D) all amounts and proceeds hereafter payable or to become payable to Participant or now or hereafter relating to any part of such Hydrocarbon Interests and all amounts, sums, monies, revenues and income which become payable to Participant from, or with respect to, any of such Hydrocarbon Interests, present or future, now or hereafter constituting a part thereof, (E) all accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Hydrocarbons at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and (F) all proceeds and products of the foregoing.

(b)         To perfect the lien and security interest granted in Section 3.5(a), Participant shall execute and acknowledge, if applicable, a Memorandum and/or any financing statement prepared and submitted by Gastar and reasonably acceptable to Participant in conjunction herewith or at any time following execution hereof, and Gastar is authorized to file such Memorandum as a lien or mortgage (and/or notice thereof) in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Drilling Carry Pledged Interests are situated and such other states as Gastar shall deem appropriate to perfect the security interest granted hereunder.  In furtherance of the foregoing, (i) the Parties will execute and acknowledge a Memorandum for recordation in the county or counties partially or wholly within the AMI, and (ii) Participant shall execute, file and/or record any documents or instruments necessary or reasonably desirable or appropriate to evidence Participant’s obligations and Gastar’s rights and/or interests under or contemplated by this Agreement, including additional Memoranda as to this Agreement in such form of Memorandum as the Parties may reasonably determine to evidence any changes in or additions to the Joint Interests forming a part of or covered by the AMI or to correct any ministerial errors that either Party may find from time to time in such Memorandum so filed pursuant to this Agreement.

(c)         Except as provided in any JOA or any lien arising by operation of law and required by law to be senior to the Drilling Carry Pledged Interest, Participant represents and warrants to Gastar that Participant has not granted a lien or security interest to any Person (other than pursuant to this Agreement and the JOAs) in or to the Drilling Carry Pledged Interests and that the lien and security interest granted by Participant in the Drilling Carry Pledged Interests to Gastar shall be a first and prior lien, and Participant hereby agrees to maintain the priority of said lien and security interest against all Persons acquiring an interest, if any, in the Drilling Carry Pledged Interests by, through or under Participant.  All parties acquiring an interest in the Drilling Carry Pledged Interests, including Participant, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Section 3.5 as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

(d)         To the extent that Gastar has a security interest under the Uniform Commercial Code of the state in which the Drilling Carry Pledged Interests are situated, they shall be entitled to exercise the rights and remedies of a secured party under the Uniform Commercial Code.  The bringing of any arbitration or other proceeding and the obtaining of an arbitral or other award by Gastar for the obligations secured by the lien and security interest granted by Participant hereunder shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof.

(e)         If Participant fails to pay any Participant Carry Cost properly charged under this Agreement and any applicable JOA, and such failure subjects Participant to foreclosure or execution proceedings to the extent allowed by applicable Law, Participant waives (i) any available right of redemption from and after the date of judgment, (ii) any required valuation or appraisement of the Drilling Carry Pledged Interests prior to sale, (iii) any available right to stay execution or to require a marshaling of assets and (iv) any required bond in the event a receiver is appointed.  In addition, to the extent permitted by applicable Law, Participant hereby grants to Gastar a POWER OF SALE as to the Drilling Carry Pledged Interests, such power to be exercised in the manner and with such notice required or provided by applicable Law or, in the absence of applicable Law, in a commercially reasonable manner and upon reasonable notice.  Without limiting the foregoing, if Participant fails to pay any Participant Carry Cost properly charged under this Agreement and any applicable JOA, in addition to any remedies that may be available to Gastar pursuant to any applicable Law, the remedies set forth in Article VII.D. of the Form JOA shall also be available to Gastar, the provisions of which are hereby incorporated and made part of this Agreement.

Section 3.6          Releases and Acknowledgments and Costs.

(a)         Notwithstanding anything to the contrary in Section 3.5, the lien and security interest on any Drilling Carry Pledged Interests created by Section 3.5(a) is automatically released, if at all, with respect to any well, the Drilling Unit related to such well, all Hydrocarbons produced from such well and Drilling Unit and all other interests with respect to such well at the Vesting Point for that well and with respect to all Participant’s Working Interest Share in the Joint Interests at the Drilling Carry Termination Date.

(b)         On or before the 15th day after the Vesting Point with respect to any well, Gastar shall execute and deliver an acknowledgment, which will acknowledge the occurrence of the Vesting Point with respect to, such well, the Drilling Unit related to such well, all Hydrocarbons produced from such well and Drilling Unit and all other interests of Participant with respect to such well.

(c)         On or before the 15th day after the Drilling Carry Termination Date, and thereafter upon Participant’s request, Gastar shall execute and deliver to Participant an acknowledgment and take such further action as may be reasonably requested by Participant to acknowledge the occurrence of the Drilling Carry Termination Date.

(d)         All required documentary, filing and recording fees and expenses in connection with the filing and recording of any release of the lien and security interest on any Drilling Carry Pledged Interest created by Section 3.5(a) or acknowledgement contemplated by this Section 3.6 shall be borne by both Parties in equal shares.

ARTICLE IV
JOINT OPERATING AGREEMENTS AND OPERATIONS

Section 4.1          Joint Operating Agreement.

(a)         Prior to the commencement of operations for each well to be drilled by Gastar on the Joint Interests, Gastar and Participant shall enter into an operating agreement in the form of the Form JOA for each Drilling Unit which is not subject to a JOA or which is not subject to a third party operating agreement (a “Third Party JOA”) as of the date such well is proposed.  If multiple leases or properties contribute acreage to any unit formed for the drilling of a well, the JOA executed shall include all such contributing leases or properties.  Gastar is hereby designated as operator during the term of this Agreement and under the terms of the JOAs; provided that the resignation or replacement of Gastar as operator under a JOA before the AMI Termination Date shall require the consent of Participant (other than in the context of a Transfer permitted by Section 6.1 of all of Gastar’s Working Interest Share), such consent not to be unreasonably withheld; provided, further, that Participant agrees to vote for and otherwise support the nomination and selection of Gastar as operator under any Third Party JOA during the Drilling Carry Period unless Participant has had the right to remove, or has removed, Gastar as operator under any JOA in accordance with the terms thereof for cause.  By way of illustration, Participant may reasonably withhold its consent if the new operator is not an operator of oil and gas properties that has significant experience in developing and operating shale resources or, in the reasonable determination of Participant, does not have the financial wherewithal to carry out the operation of the Joint Interests.

(b)         In the event any portion of the Joint Interests is governed by a Third Party JOA, the terms of that Third Party JOA will control as between each other party and the Parties to this Agreement; provided, however, that this Agreement and the applicable Form JOA will apply as between the Parties to this Agreement to the greatest extent possible.  In the event of any conflict or inconsistency between the terms of this Agreement and any Form JOA entered into between the Parties, this Agreement shall prevail to the extent of such conflict.  If the remainder of the entire interest covered by an existing Third Party JOA is subsequently acquired, then such Third Party JOA shall be superseded and replaced in its entirety by a Form JOA (subject to the prevailing terms of this Agreement).

Section 4.2          Budgets.

(a)         On or before November 15 of each year through the end of the Drilling Carry Period, beginning on November 15, 2010, Gastar shall provide Participant with a proposed budget for the succeeding calendar year; provided that Gastar shall provide Participant with a preliminary version of such budget on or before November 1 of each year, beginning on November 1, 2010.  If the Parties are unable to agree on such a budget prior to December 15, then Gastar’s proposed budget shall be deemed approved if such budget is consistent with the Development Plan but otherwise only if Participant agrees (as so agreed or deemed approved and as amended in accordance with this Agreement, each a “Budget”).

(b)         A Budget may be amended only by written instrument signed by both Parties.

(c)         On the Drilling Carry Termination Date, the then effective Budget shall continue to be operative through the remainder of the period to which it applies; provided that a Party may non-consent operations as permitted by the JOAs unless work on such operations has already begun prior to the Drilling Carry Termination Date.

Section 4.3        Participation or Non-Participation During the Drilling Carry Period.  During the Drilling Carry Period, Gastar shall have the exclusive right to propose and conduct all operations with respect to the Joint Interests, except as otherwise provided for in Third Party JOAs; provided that such operations shall be consistent with the then applicable Budget.  During the Drilling Carry Period, Participant may not elect to be a Non-Consenting Party and shall provide its consent, if Gastar so requests, in each case with respect to any operation proposed under a JOA if the operation is consistent with the then applicable Budget.  Otherwise, Participant maintains all rights as a party under any JOA.

Section 4.4          Meetings.  The Parties will hold meetings to discuss and review the progress and plans related to the development of the Joint Interests at least once per quarter in accordance with a schedule they will develop and at any other times as the Parties may agree.  The meetings shall be held during normal business hours at the offices of Gastar or any other mutually agreed upon location.

Section 4.5          Reports.  Gastar shall cooperate with Participant and assist Participant in obtaining annual and semi-annual reserve reports as they apply to the Participant’s Working Interest Share.  Gastar shall also provide to Participant copies of the following documents, information and periodic reports relating to the Joint Interests and the development thereof (or provide Participant with electronic access to such information):

(a)         a copy of all applications for permits to drill and any and all amendments thereto;

(b)         a daily drilling report (or reworking report or recompletion report, if applicable), giving the depth, corresponding lithological information, data on drilling fluid characteristics, information about drilling or operational difficulties or delays, if any, and other pertinent information, by electronic mail within 24 hours (exclusive of Saturdays, Sundays, and federal holidays in the United States) for well operations conducted in the preceding 24 hour period;

(c)         a complete report of each core analysis;

(d)         a copy of each electrical survey, currently as it is run; all data for each radioactivity log, temperature survey, deviation or directional survey, caliper log, and other log or survey obtained during the drilling of the well; and, upon completion of the well, a composite of all electrical-type logs, insofar as is reasonable and customary;

(e)         upon written request, a copy of all well test results, bottom-hole pressure surveys, and fluid analyses;

(f)         upon written request, samples of cuttings and cores taken from the well (if sufficient cores are retrieved), marked as to the depths from which they were taken;

(g)         after a well’s initial completion, monthly reports on the volume of Hydrocarbons and water produced;

(h)         upon written request, a copy of each report made to a Governmental Authority;

(i)          upon written request, the anticipated date of completion of a shut-in well or the shutting in or return to production of a producing well; and

(j)         upon written request, any reports submitted by Gastar to their lenders and information provided to third party reserve engineers.

Section 4.6          Gathering and Marketing.

(a)         Commencing on the Effective Date and continuing until such time as Participant instead notifies Gastar that it chooses to take the Participant Production in kind, Participant designates Gastar as the marketer of Participant’s share of Hydrocarbon production from any lease, property, Drilling Unit or acreage related to the Joint Interests (the “Participant Production”) in accordance with and subject to the following terms of this Section 4.6.  Gastar’s share of Hydrocarbon production from the same lease, Drilling Unit or acreage related to the Joint Interests is herein referred to as the “Gastar Production.”

(b)         Unless Participant otherwise consents to the same in writing, none of the Participant Production may be marketed to Gastar itself or any Affiliate of Gastar.

(c)         Gastar will market the Participant Production on the same terms and conditions as it markets the Gastar Production, and, notwithstanding Participant’s right to take in kind pursuant to subsection (a) above, Participant agrees to be bound by the same terms and conditions as Gastar with regard to any acreage dedications and similar requirements necessary to secure access to gas gathering, processing and transportation services; provided that prior to entering into any agreement related to marketing, gas gathering, processing and transportation services which relate to the Joint Interests, Gastar shall provide copies of any such agreement to Participant and will consider in good faith any comments made by Participant with respect to any such agreement.

ARTICLE V
AMI AND ADDITIONAL ACREAGE

Section 5.1          Acquisition of Additional Acreage.

(a)         If, after the Effective Date and prior to the AMI Termination Date, Gastar, Gastar Parent or any of their respective Affiliates (collectively, the “Gastar Persons”) or Participant, Buyer Parent or any of their respective Affiliates (collectively, the “Participant Persons”), directly or indirectly, acquires Leases within the AMI (such acquiring Person, the “Acquiring Party”), then the Acquiring Party shall comply with the terms and conditions of this Section 5.1.  This Section 5.1 shall not apply to acquisitions by an Acquiring Party from its Affiliates.

(b)         No later than 10 Business Days after the end of each calendar quarter, the Acquiring Party shall notify Participant, in the event the Acquiring Party is a Gastar Person, or Gastar, in the event the Acquiring Party is a Participant Person, (such notice recipient, the “Non-Acquiring Party”) of the Acquiring Party’s acquisition of Leases within the AMI during such quarter (such Leases, the “AMI Acreage”), including the material terms and conditions and copies of material agreements of such acquisition (the “Acquisition Notice”).  Notwithstanding the preceding sentence, at such time in any calendar quarter that the aggregate Lease Acquisition Costs for such calendar quarter exceed $1,000,000, the Acquiring Party shall issue an additional Acquisition Notice.  The Acquisition Notice may include Leases within the AMI that the Acquiring Party proposes to acquire.

(c)         On or before the 30th day after the Acquisition Notice is delivered to the Non-Acquiring Party, the Non-Acquiring Party will have the option to acquire all, but not less than all, of its Fully Earned Working Interest Share of all, but not less than all, of the AMI Acreage on the same terms and conditions on which the Acquiring Party acquired or has proposed to acquire the AMI Acreage by providing written notice of such election to the Acquiring Party.  If the Non-Acquiring Party fails to exercise its option within such 30-day period, the Non-Acquiring Party shall be deemed to have made an election not to participate.

(d)         If the Non-Acquiring Party elects or is deemed to have elected not to participate in accordance with Section 5.1(c), the Acquiring Party will retain 100% of the AMI Acreage, which will be excluded from the AMI and will not be governed by the terms of this Agreement or any Form JOA.

(e)         If the Non-Acquiring Party elects to participate in accordance with Section 5.1(c), the Non-Acquiring Party shall purchase its Fully Earned Working Interest Share of the AMI Acreage (the “Acquired Interests”) from the Acquiring Party on or before the 30th day following its election in the case of any acquisition that has already taken place, or in the case of a proposed acquisition no later than the later of (such date, the “Payment Date”) (i) the closing of such acquisition and (ii) the fifth Business Day after the date the Non-Acquiring Party has notified the Acquiring Party that it has elected to participate in the acquisition of such AMI Acreage.  At the closing of the purchase of the Acquired Interests from the Acquiring Party in the case of any acquisition that has already taken place, the Non-Acquiring Party will be responsible for its Fully Earned Working Interest Share of the Lease Acquisition Costs for the AMI Acreage.  In the case of a prospective acquisition, the Non-Acquiring Party will make arrangements reasonably satisfactory to the Acquiring Party to fund its portion of the acquisition not later than the Payment Date.  At the closing of the purchase of the Acquired Interests from the Acquiring Party, the Acquiring Party shall deliver to the Non-Acquiring Party an assignment of the Acquired Interests using the Form of Assignment, without warranty of title either express or implied, except as to claims made by, through or under the Acquiring Party, but not otherwise.  The Non-Acquiring Party will be responsible for and will pay the costs of recording such assignment in the real property records of the appropriate county or township as applicable.

(f)           During the Drilling Carry Period, in the event any AMI Acreage acquired or proposed to be acquired is required to complete a Drilling Unit that includes any Joint Interests, Gastar, as the Acquiring Party, shall be entitled to send a separate Acquisition Notice for such AMI Acreage and Participant shall be deemed to have elected to participate in the AMI Acreage set forth in such notice.  In such event, Participant shall complete the acquisition of the relevant interest in accordance with Section 5.1(e).

(g)           Gastar and Participant agree to cause the Gastar Persons and Participant Persons, respectively, to comply with the provisions of this Section 5.1 and Section 5.2, or to comply with such provisions on their behalf.

Section 5.2          Additional Acreage.

(a)           If, after the Effective Date and prior to June 30, 2011, a Gastar Person directly or indirectly acquires Leases within the Additional AMI (“Additional Acreage”), then Gastar shall comply with the terms and conditions of this Section 5.2.  This Section 5.2 shall not apply to acquisitions by a Gastar Person from its Affiliates.

(b)           On or before the tenth Business Day after the acquisition of the Additional Acreage, Gastar shall send to Participant a notice of such acquisition (an “Additional Acreage Notice”).  On or before the 30th day after the Additional Acreage Notice is delivered to Participant, Participant will have the option to acquire all, but not less than all, of its Fully Earned Working Interest Share of all, but not less than all, of the Additional Acreage by providing written notice of such election to Gastar.  If Participant fails to exercise its option within such 30-day period, Participant shall be deemed to have made an election not to participate.

(c)           If Participant elects or is deemed to have elected not to participate in accordance with Section 5.2(b), (i) Gastar will retain 100% of the Additional Acreage, which will not be governed by the terms of this Agreement or any Form JOA, and (ii) all of the acreage in the county or counties in which such Additional Acreage is located (other than those lands described in clause (iv) of the definition of Initial AMI) shall be excluded from Section 5.1 and 5.2, such that Participant shall have no right to acquire any acreage in such county or counties (other than those lands described in clause (iv) of the definition of Initial AMI).

(d)           If Participant elects to participate in accordance with Section 5.2(b), Participant shall purchase its Fully Earned Working Interest Share of the Additional Acreage from the Acquiring Party on or before the 30th day following its election.  At the closing of the purchase from Gastar, for each Net Acre included in the Additional Acreage, (i) Participant shall pay to Gastar an up front payment of $1,755.50 and (ii) the Drilling Carry Cap shall be increased by $2,340.67.  At the closing of the purchase from Gastar, Gastar shall deliver to Participant an assignment of its Fully Earned Working Interest Share of the Additional Acreage using the Form of Assignment, without warranty of title either express or implied, except as to claims made by, through or under Gastar, but not otherwise.  Participant will be responsible for and will pay the costs of recording such assignment in the real property records of the appropriate county or township as applicable.

Section 5.3          Lease and Brokerage Costs.  In addition to the amounts payable to a Gastar Person, as the Acquiring Party, by Participant under Section 5.1(e), Gastar shall be entitled to receive, and the Participant shall pay to Gastar, with respect to any AMI Acreage described in Section 5.1 in which Participant elects to participate, an amount equal to (i) 10% of Lease Acquisition Costs for such AMI Acreage incurred by Gastar in negotiating and consummating any such acquisition to the extent such aggregated amounts are less than or equal to $20,000,000 for the applicable calendar year plus (ii) 5% of Lease Acquisition Costs for such AMI Acreage incurred by Gastar in negotiating and consummating any such acquisition to the extent such aggregated amounts are greater than $20,000,000 for the applicable calendar year.  Such amount shall be paid at the closing of the purchase and sale of the relevant Acquired Interest between Gastar and Participant.

Section 5.4          Third Party JOA.  If in connection with any acquisition covered by this Article V in which the Non-Acquiring Party elects to participate, the Acquiring Party enters into any Third Party JOA, the Acquiring Party shall use its reasonable efforts to cause such Third Party JOA to be in the form of Exhibit B to this Agreement or such other form as the Non-Acquiring Party approves, unless a Third Party JOA was already in place in which case the Acquiring Party shall use its reasonable efforts to have the existing Third Party JOA replaced with one in the form of Exhibit B to this Agreement.

ARTICLE VI
TRANSFER RESTRICTIONS

Section 6.1          Restrictions on Transfer.

(a)         Participant Transfer Restrictions.

(i)        Until the Drilling Carry Termination Date, without Gastar’s prior written consent, but subject to the exceptions set forth in Section 6.1(c)(i), neither Participant nor any of its Affiliates shall assign, sell, transfer, convey or encumber, whether by assignment, sale, farmout, pledge or otherwise (“Transfer”), all or any portion of its rights or obligations under this Agreement or any of the Participant’s Working Interest Share or the Joint Interests or any other rights or interests obtained or acquired hereunder (collectively, the “Participant Interests”).  The failure of Buyer Parent to own, directly or indirectly, more than 50% of the equity interests in Participant will be deemed a Transfer for purposes of this Section 6.1(a).

(ii)       After the Drilling Carry Termination Date, and subject to the requirements of Section 6.3, Participant and its Affiliates shall be permitted to Transfer all or any part of the Participant Interests to any Person without consent of Gastar.

(b)         Gastar Transfer Restrictions.

(i)        Until the Drilling Carry Termination Date, without Participant’s prior written consent, but subject to the exceptions set forth in Section 6.1(c)(ii), neither Gastar nor any of its Affiliates shall Transfer all or any portion of its rights or obligations under this Agreement or any of the Gastar’s Working Interest Share or the Joint Interests or any other rights or interests obtained or acquired hereunder (collectively, the “Gastar Interests”).

(ii)       After the Drilling Carry Termination Date, and subject to Section 4.1(a) and the requirements of Section 6.3, Gastar and its Affiliates shall be permitted to Transfer all or any part of the Gastar Interests to any Person without consent of Participant.

(c)         Permitted Transfers.

(i)        Notwithstanding the restrictions on Transfer set forth in Section 6.1(a), but subject to the requirements of Section 6.3, Participant and its Affiliates may (A) encumber all or a portion of the Participant Interests solely for financing purposes, subject to the express subordination of any such encumbrance to the rights and obligations of the parties under this Agreement and the Transaction Documents; and (B) Transfer all or a portion of the Participant Interests to any Affiliate of Participant residing and domiciled within the United States but only for as long as Buyer Parent owns, directly or indirectly, more than 50% of the equity interests in such Affiliate of Participant and more than 50% of the equity interests of the transferee’s ceasing to be owned by Buyer Parent, collectively or individually, directly or indirectly, shall be deemed to be a Transfer by Participant; provided that no Transfer of the Participant Interests shall relieve Participant of its Drilling Carry Obligation;

(ii)       Notwithstanding the restrictions on Transfer set forth in Section 6.1(b), but subject to Section 4.1(a) and the requirements of Section 6.3, Gastar and its Affiliates may (A) encumber all or a portion of the Gastar Interests solely for financing purposes, subject to the express subordination of any such encumbrance to the rights and obligations of the parties under this Agreement and the Transaction Documents (except in the case of the Gastar Credit Agreement); (B) except for transactions covered by Section 6.1(c)(ii)(C) below, Transfer all or a portion of the Gastar Interests to any Affiliate but only for as long as Gastar Controls such Affiliate, and the transferee’s ceasing to be Controlled by Gastar shall be deemed to be a Transfer by Gastar; and (C) enter into a transaction or series of related transactions pursuant to which Gastar and its Affiliates sell all or substantially all of their assets, including the Gastar Interests.

Section 6.2         Tag-Along Rights.  If at any time or from time to time until the AMI Termination Date, Gastar desires to Transfer all or a portion of the Gastar Interests (other than Transfers made pursuant to Section 6.1(c)(ii), except a Transfer made pursuant to Section 6.1(c)(ii)(C) where all or substantially all of the applicable assets are sold to more than one Person), prior to making such Transfer, Gastar shall notify Participant at least 45 days in advance providing the name of the prospective purchaser and the terms and conditions of the sale in reasonable detail.  Participant shall have the option, exercisable by so notifying Gastar on or before the 30th day after the giving of such notice by Gastar, to require Gastar to also sell to such prospective purchaser a pro rata portion of the Participant Interests upon the same terms and conditions as are applicable to the sale of the Gastar Interests.  If Participant exercises this right but the purchaser refuses to purchase the Participant Interests, then notwithstanding the provisions of Section 6.1(b), Gastar may not consummate the sale.

Section 6.3         Documentation for Transfers; Validity of Transfer.  Any Transfer by either Party that is permitted pursuant to Section 6.1 shall not be effective unless such other Party has received a document executed by both the transferring Party (or its legal representative) and the permitted transferee that includes: (a) the notice address of the permitted transferee; (b) such permitted transferee’s express agreement in writing to be bound by all of the terms and conditions of this Agreement and the JOAs; (c) a description of the participating interests of the transferring Party and the permitted transferee immediately following the Transfer; and (d) representations and warranties from both the transferring Party and the permitted transferee that the Transfer was made in accordance with applicable Law (including state and federal securities Law) and the terms and conditions of this Agreement and any applicable Transaction Documents.  Each permitted Transfer shall be effective against the other Party as of the effective date of the permitted Transfer.  Any attempted Transfer in violation of Section 6.1 or this Section 6.3 shall be, and is hereby declared, null and void ab initio.

ARTICLE VII
ACCESS TO DATA

Section 7.1         Land Information.  Subject to Section 7.2, each Party will have reasonable access to existing leasehold and fee documentation now or hereafter developed or obtained by any Party in connection with the acquisition of interests in the AMI (including the Joint Interests, but excluding any acreage with respect to which (i) the Non-Acquiring Party elects not to acquire pursuant to Article V or (ii) the Acquiring Party has no obligation to offer to sell to the Non-Acquiring Party pursuant to Article V), including all lease, land, title and division order files (including any available abstracts of title, title opinions and reports, and title curative documents), contracts, accounting records, correspondence, permitting, engineering, production, and well files (including any well logs), to the extent such access is not prohibited pursuant to any third party confidentiality agreement or applicable law.  Such information has been, and shall be, provided to the Non-Acquiring Party without warranty as to completeness or accuracy.  To the extent permitted pursuant to third party agreements and applicable Law, at no cost to Gastar, Gastar will permit Participant reasonable access to its computer systems to the extent necessary to interpret geologic, engineering and land data related to the Joint Interests.  To the extent the access described in this Section 7.1 is prohibited pursuant to any third party confidentiality agreement, the Acquiring Party will use its commercially reasonable efforts, at the Non-Acquiring Party’s sole expense with the Non-Acquiring Party’s consent, to obtain the consent of the applicable party to disclose any such data to the Non-Acquiring Party if such disclosure is otherwise prohibited without such consent.

Section 7.2          Geoscience Data.  To the extent that a Party is not prohibited pursuant to any third party agreement or applicable Law and to the extent no additional fees or costs will be incurred, such Party will provide to the other Party, upon request, all seismic and geological data and other similar information including drainage data, seismic surveys, geological and geophysical maps, shot point location maps, information regarding fracing of wells and related information regarding the development and operation of the Joint Interests that such Party may possess.  The disclosing Party will use its commercially reasonable efforts, at the non-disclosing Party’s sole expense with the non-disclosing Party’s consent, to obtain the consent of the applicable party to disclose any such data to the non-disclosing Party if such disclosure is otherwise prohibited without such consent.  Any seismic, geophysical, geotechnical and other similar data regarding a Joint Interest that is purchased after the Effective Date shall be acquired jointly in the name of Gastar and Participant and any costs associated therewith shall be borne equally by the Parties.

Section 7.3          Marketing Information.  To the extent not prohibited pursuant to any third party agreement or applicable Law, Gastar shall provide Participant with reasonable access to any and all documentation now or hereafter developed or received by Gastar in connection with the gathering, marketing and processing of the Participant Production.  Gastar will use its commercially reasonable efforts, at Participant’s sole expense with Participant’s consent, to obtain the consent of the applicable party to disclose any such documentation to Participant if such disclosure is otherwise prohibited without such consent.

Section 7.4         No Warranty of Accuracy.  EACH PARTY RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION MADE AVAILABLE TO IT AT ANY TIME IN CONNECTION WITH THIS AGREEMENT, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE VII OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION.  EACH PARTY EXPRESSLY AGREES THAT ANY PARTICIPATION UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT SUCH PARTY’S OWN RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST THE OTHER PARTY.  EACH PARTY HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO SUCH PARTY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION 7.4 SHALL NOT AFFECT THE EXPRESS RIGHTS OF THE PARTIES UNDER THE PURCHASE AGREEMENT.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1        Participant Representatives.  Participant shall have the right, at Participant’s expense, to have two Representatives of Participant present at the field office location(s) of Gastar to monitor the development and operations of the Joint Interests.  Gastar shall provide office space for these Representatives at the relevant field office location(s).  Other than the cost of office space, Gastar shall not be responsible for any costs related to Participant’s Representatives.  Participant’s Representatives shall comply with all rules and codes of conduct applicable to similarly situated Gastar employees of which such Representatives have been provided notice.  If one or more of Participant’s Representatives fail to comply with such rules and codes of conduct and reasonable notice has been provided to such Representatives, Gastar may terminate such Representative’s access immediately and require Participant to replace such Representative.  If Participant violates the terms of this Agreement in any material respect (including any failure to pay any due amount of the Drilling Carry Obligation), Gastar shall be permitted to terminate the access permitted by this Section 8.1 until such violation has been cured.  Participant hereby releases, defends, indemnifies and holds harmless Gastar, its Affiliates and their Representatives from and against any and all Liabilities to the extent caused by Participant’s Representatives or arising from injury to Participant’s Representative(s), EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY GASTAR, ITS AFFILIATES OR THEIR REPRESENTATIVES, EXCEPTING ONLY LIABILITIES ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GASTAR, ITS AFFILIATES OR ITS REPRESENTATIVES.

Section 8.2         Term.  The term of this Agreement shall begin on the Effective Date and, unless earlier terminated by mutual written agreement of the Parties, shall continue until the fifth year anniversary of this Agreement.  The provisions of Sections 1.1, 1.2, 3.5, 3.6 and 4.6, and Article VIII shall survive termination of this Agreement.  The termination of this Agreement or any provision hereof shall not relieve any Party from any expense, Liability or other obligation or remedy therefore that has accrued or attached prior to the date of such termination.

Section 8.3         Notices.  All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon receipt.  Addresses for all such notices and communication shall be as follows:

To Gastar:

Gastar Exploration USA, Inc.
1331 Lamar, Suite 1080
Houston, Texas 77010
Attn:  J. Russell Porter, President & CEO
Fax:  (713) 739-0458

with a copy to:

Vinson & Elkins, LLP
1001 Fannin Street, Suite 2500
Houston, Texas 7702-6760
Attn:  T. Mark Kelly
Fax:  (713) 615-5531

To Participant:

Atinum Marcellus I LLC
333 Clay, Suite 700
Houston, Texas 77002
Attn: Sibok Kim
Fax:  (713) 850-1879

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana St., Suite 6800
Houston, TX 77002
Attn:  John C. Ale
Fax:  713-483-9263

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

Section 8.4          Relationship of the Parties.

(a)         Notwithstanding any provision of this Agreement or any provision of the Transaction Documents to the contrary, the Parties agree that the operations hereunder shall constitute a partnership for federal, and to the extent allowable by Law, state and local income tax purposes (“Tax Purposes”), and that the provisions of the Tax Partnership Exhibit are hereby incorporated into and made a part of this Agreement and will govern the legal relationship between the Parties solely with respect to federal (and if allowable, state and local) income tax matters.  In the event of any conflict or inconsistency between the terms and conditions of the Tax Partnership Exhibit and the terms and conditions of this Agreement or any other attachment or exhibit hereto or any JOA, the terms and conditions of the Tax Partnership Exhibit shall govern and control as between the Parties.  The Parties intend and expect that the transactions contemplated by the Purchase Agreement, this Agreement and the Transaction Documents, taken together, will be treated, for Tax Purposes, as resulting in (i) the creation of a partnership (the “Tax Partnership”) in which Gastar and Participant are treated as partners, with the Tax Partnership being treated as holding the Joint Interests (and any other oil and gas interests acquired by Gastar and Participant jointly) and engaging in all activities of the Parties with respect to such interests, (ii) a contribution to the Tax Partnership by Gastar of the Joint Interests and a commitment to fund the costs allocable to it under this Agreement with respect to the Joint Interests in exchange for an interest therein allocable to it under this Agreement, (iii) a contribution to the Tax Partnership by Participant of the Purchase Price, as adjusted, and a commitment to fund the costs allocable to it under this Agreement with respect to the Joint Interests in exchange for an interest therein allocable to it under this Agreement, (iv) the distribution to Gastar of the Purchase Price, as adjusted (a) as a reimbursement of Gastar’s “preformation expenditures” with respect to the Joint Interests referred to in clause (ii) above, as such term is used in Regulations Section 1.707-4(d), to the extent applicable, and (b) in a transaction subject to treatment under Section 707(a) of the Internal Revenue Code of 1986, as amended, and its implementing Regulations as in part a sale, and in part a contribution, of such Joint Interests to the Tax Partnership to the extent Regulations Section 1.707-4(d) is inapplicable, and (v) the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of the Joint Interests (and any other oil and gas interests in the AMI acquired by Gastar and Participant jointly), notwithstanding that such items are realized, paid or incurred by the Parties individually.  The governing terms and conditions of the Tax Partnership are set forth in the Tax Partnership Exhibit.  Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party attributable to it from the Tax Partnership and the satisfaction of such Party’s share of all contract obligations under this Agreement and any JOA.  Each Party shall protect, defend, and indemnify each other Party from and against any and all losses, costs, and liabilities arising from the indemnifying Party’s failure or refusal to report and discharge such taxes or satisfy such obligations.  The costs, expenses and fees for the preparation of any tax return shall be borne equally by the Parties.

(b)         Except as otherwise provided in clause (a) above, this Agreement is strictly contractual in nature and is not intended to create, and shall not be construed to create, an association for profit, a trust, an agency, a joint venture, a partnership or other relationship of partnership, or entity of any kind between the Parties, or otherwise to create fiduciary duties between the Parties.  Notwithstanding anything to the contrary contained herein, the Parties understand and agree that the arrangement and undertakings evidenced by this Agreement and the Purchase Agreement, taken together, result in a partnership for purposes of federal income taxation and for purposes of certain state income tax laws which incorporate or follow federal income tax principles as to tax partnerships.  For these purposes, the Parties agree to be governed by the Tax Partnership Exhibit.  For every purpose other than the above-described income tax purposes, however, the Parties understand and agree that the liabilities of the Parties shall be several, not joint or collective, and that each Party shall be solely responsible for its own obligations.

Section 8.5         Publicity and Recordation of Documents.  Neither Gastar nor Participant, nor their respective Affiliates, shall issue any press release or similar public announcement pertaining to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing party shall provide prior notice of such press release or public announcement to the other Party; provided, in the case of any press release or public announcement to be issued or made in connection with the consummation of this transaction, the Parties agree to reasonably cooperate in advance of such issuance or announcement.  The Parties agree to cooperate in good faith and execute such documents and to take such action as may be required to have the assignments and any other documents which are necessary or helpful to establish, for purposes of public notice, Participant’s rights in the Joint Interests filed of public record in the conveyance records of the applicable townships and counties.

Section 8.6       Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of Gastar or Participant, or their respective officers, employees, agents, or representatives, nor any failure by Gastar or Participant to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty.  The rights of Gastar or Participant under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 8.7         Amendments; Binding Effect.  This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.  The provisions of this Agreement shall constitute a covenant running with the land and shall remain in full force and effect and be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 8.8         No Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not party to this Agreement.

Section 8.9          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.10        Governing Law; Dispute Resolution.

(a)         THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF TEXAS (EXCEPT THAT, WITH RESPECT TO ISSUES RELATING TO TITLE TO REAL PROPERTY LOCATED IN (I) PENNSYLVANIA, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA SHALL GOVERN, (II) WEST VIRGINIA, THE LAWS OF THE STATE OF WEST VIRGINIA SHALL GOVERN, (III) NEW YORK, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND (IV) OHIO, THE LAWS OF THE STATE OF OHIO SHALL GOVERN), EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER TO THE LAWS OF ANOTHER JURISDICTION.

(b)         ANY DISPUTE, CONTROVERSY OR CLAIM, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS THEY CONTEMPLATE, OR THE VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE, BREACH, TERMINATION OR ENFORCEABILITY OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE, COMMON LAW, OR EQUITY (A “DISPUTE”) SHALL BE FINALLY, EXCLUSIVELY AND CONCLUSIVELY RESOLVED BY BINDING ARBITRATION UNDER THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE (THE “ICC”) THEN IN EFFECT (THE “ICC RULES”), EXCEPT AS MODIFIED IN THIS AGREEMENT.  THE AGREEMENT TO ARBITRATE AS SET OUT IN THIS SECTION 8.10 SHALL BE BINDING ON AND SHALL INURE TO THE BENEFIT OF THE PARTIES AND THEIR RESPECTIVE AFFILIATES.

(c)         The arbitral tribunal shall be comprised of three arbitrators.  The claimant(s) shall nominate one arbitrator and the respondent(s) shall nominate one arbitrator in accordance with the ICC Rules, and the two arbitrators so nominated shall nominate a third arbitrator, who shall chair the arbitral tribunal within 30 days of the confirmation of the appointment of the party-nominated arbitrators by the ICC Court of Arbitration (“ICC Court”).  If the chair or any other arbitrator is not timely appointed, on the request of any party the chair or the other arbitrator shall be appointed by the ICC Court.  Any chair appointed by the ICC Court shall be an experienced arbitrator, with at least 15 years’ experience as a judge or practicing attorney, and shall be unaffiliated and without prior or current financial alliances with any party.  If practicable, the chair shall also have experience relating to transactions involving the acquisition, development and operation of oil and gas leases.

(d)         The arbitration proceedings shall be conducted in the English language, and all documents not in English submitted by any party as evidence must be accompanied by a certified English translation.  The arbitration proceedings shall be conducted and any arbitral award shall be rendered in Houston, Texas.

(e)         Any claim that involves a Dispute relating to rights or obligations that are also the subject of a dispute arising under or relating to another agreement involving one or more of the parties may be joined in a single arbitration by the claimant(s), and any arbitration under this Agreement that involves a dispute relating to rights or obligations that are also at issue in another arbitration proceeding under another agreement involving one or more of the parties shall, at the request of any party, be consolidated with that other arbitration proceeding, with the consolidated proceeding to be conducted as a single arbitration before the panel of arbitrators appointed or nominated in connection with the earliest-initiated arbitration of the arbitrations to be consolidated; provided, that the arbitral panel for the arbitration so selected determines that:  (i) the later Dispute presents significant issues of law or fact in common with those in the prior pending arbitration, (ii) neither party to the dispute would be unduly prejudiced and (iii) such consolidation would not result in undue delay for the prior pending arbitration.  The parties agree that, upon such an order of consolidation, they will promptly discontinue any arbitration, the subject of which has been consolidated into another arbitral proceeding in connection with this Agreement.

(f)         Each party shall have the right to request the other party to produce certain specified documents or categories of documents directly relevant to the issues in dispute.  In making any determination regarding the scope of production, the arbitral tribunal shall be guided by the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration.

(g)         The arbitration hearing on the merits shall begin no later than six months after the appointment of the arbitrators is completed, unless the arbitrators determine, upon good cause shown, that the commencement of the hearing should be deferred until up to nine months after the appointment of the arbitrators is completed.  The award shall be rendered no later than 30 days after the hearing on the merits is concluded.

(h)         In rendering an award, the arbitral tribunal shall be required to follow the Law of the jurisdiction designated by the Parties herein, provided that issues involving application of arbitration law shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.  The arbitral tribunal shall not be empowered to award exemplary, punitive, treble, indirect, or consequential damages, and the parties and their respective Affiliates waive any right they may have to recover such damages from one another.  In addition to direct damages, the arbitral tribunal may award temporary or permanent injunctive relief, and any other relief available at law or in equity, including but not limited to specific performance of any obligation under this Agreement or any ancillary agreement.  The arbitral tribunal shall award costs, attorneys’ fees, and expert witness fees to the prevailing party or parties.  The award shall include interest, at a rate equal to the Specified Rate, from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full.  The award shall be final and binding upon the parties subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act, 9 U.S.C. §§ 1 et.seq.  The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered in any court having jurisdiction thereof, over a party or any of its assets, as applicable.  The parties and their respective Affiliates agree to jointly request that any application for recognition or enforcement of an award be decided by the court on an expedited basis.  The parties and their respective Affiliates waive their right to appeal any court order confirming, recognizing, or enforcing the award.  The parties and their respective Affiliates do not waive any rights they may have to appeal a court order refusing to confirm, recognize, or enforce an award.

(i)          By agreeing to arbitration, the parties do not intend to deprive any court sitting in Houston, Texas of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  The parties and their respective Affiliates agree that no court other than a court sitting either in Houston, Texas will have authority or jurisdiction to enter interim orders, including but not limited to temporary restraining orders or temporary injunctive relief, and the parties and their respective Affiliates shall not make any application for interim orders to any court other than a court sitting in Houston, Texas. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court sitting in Houston, Texas, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to the arbitration to request that any court modify or vacate any temporary or preliminary relief issued by that court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(j)          All notices by one party to a Dispute to another in connection with the arbitration shall be in accordance with the provisions of Section 8.3.  Additionally, Buyer has appointed CT Corporation System, 350 N. St. Paul St. Ste 2900, Dallas, TX 75201, as its agent for service of process in connection with any Dispute or in connection with any application for an interim order from a court sitting in Houston, Texas.  Buyer shall maintain the appointment and designation described in this Section 8.10(j) for service of process in Texas for a period of one year following the expiration or termination of this Agreement.  The Parties agree that service of process in any court proceeding of the type described in Section 8.10(h) or Section 8.10(i) shall be effective if sent by certified mail to the Party to be served in the manner provided for the giving of notices in Section 8.3.

(k)         The arbitration conducted pursuant hereto shall be confidential.  No party to a Dispute shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another party to the Dispute in the arbitration proceedings or about the existence, contents or results of the proceeding, except as may be required by a Governmental Authority or by law or a regulatory authority or as required in an action in aid of arbitration or for enforcement of an arbitral award.  Before making any disclosure permitted by the preceding sentence, the party to the Dispute intending to make the disclosure shall notify the other parties to the Dispute of the intended disclosure and afford them a reasonable opportunity to protect their interests.

Section 8.11        Confidentiality.

(a)         Except for disclosures to Affiliates, reasonable disclosures for financing purposes, disclosures to representatives of a Party who need to know information for purposes of performing this Agreement, disclosures to accountants, legal counsel and other advisors or in connection with any proposed merger or acquisition transaction involving a Party, in each case under circumstances in which the disclosing Party takes reasonable steps to maintain confidentiality, or disclosures for purposes of a sale or other transfer of interests directly or indirectly to a third party; provided such third party has executed a confidentiality agreement, or disclosures by the operator of the Joint Interests as necessary to facilitate operations, all confidential information, data and interpretations resulting from the activities under this Agreement (“Confidential Data”) shall be confidential during the term of this Agreement, except as otherwise provided herein.  The term Confidential Data does not include information which (i) is generally available to the public, or (ii) is within a Party’s possession prior to the date hereof; provided that the source of such information was not known by such Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other Party.

(b)         Except as provided herein or otherwise required by Law, any JOA or any Applicable Contract (as defined in the Purchase Agreement), no Party shall distribute or disclose any Confidential Data to third parties, the press or other media, without the written consent of the other Party.  In the event that any Party or its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Data, such Party shall provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party or its representatives are nonetheless legally compelled to disclose Confidential Data to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Party or its representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Data which it is legally required to be disclosed; provided that such Party will exercise its best reasonable efforts to preserve the confidentiality of the Confidential Data, including by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Data by such tribunal.  Further, nothing contained in this Article shall preclude any Party from making such disclosures as may be required by any applicable federal or state securities law or regulations.

Section 8.12        Exhibits.  The exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the exhibits are incorporated in the definition of “Agreement.”

Section 8.13        Interpretation.  It is expressly agreed by the Parties that neither this Agreement nor any of the Transaction Documents shall be construed against any party thereto, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Transaction Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Transaction Documents.  Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.14        Conflicting Provisions.  This Agreement and the other Transaction Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In the Agreement and the Transaction Documents, and as between them, specific provisions prevail over general provisions.  In the event of a conflict between this Agreement and the Transaction Documents, this Agreement shall control, except in the case of the Tax Partnership Exhibit, which shall control in case of a conflict with this Agreement or the other Transaction Documents.

Section 8.15        Entire Agreement.  This Agreement, the Transaction Documents entered into on the Effective Date and the exhibits and schedules hereto and thereto, and any other documents delivered in connection with this Agreement contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all previous agreements or communications between the Parties, verbal or written, with respect to the subject matter hereof.  Each Party agrees that no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in this Agreement, the Transaction Documents, and the exhibits and schedules hereto and thereto.

Section 8.16       Further Assurances.  The Parties shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Party to document, complete or give full effect to the terms and provisions of this Agreement and the transactions contemplated herein.

Section 8.17        Memorandum.  As of the Effective Date, the Parties shall execute and deliver the Memorandum with respect to all of the Assets.  The Parties shall execute and deliver the Memorandum from time to time as additional interests are acquired as part of the Joint Interests.

Section 8.18       Multiple Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.  A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a Party to the same extent as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed and effective as of the Effective Date first above written.

PARTICIPANT

ATINUM MARCELLUS I LLC

By:
Name:
Title:

GASTAR

GASTAR EXPLORATION USA, INC.

By:
Name:
Title:

GASTAR PARENT

Solely for the purposes of Article V

Gastar Exploration Ltd.

By:
Name:
Title:

[Signature Page to Participation Agreement]